                                                                     Exhibit 2.4

                              RETENTION AGREEMENT
                              -------------------

     THIS RETENTION AGREEMENT (the "Agreement") is made and entered into as of this 30th day of April, 2001 by and between LearningStar Corp., a Delaware corporation ("LearningStar" or the "Company"), and Al Noyes ("Noyes").

     WHEREAS, in connection with the transactions contemplated by the Contribution Agreement and Plan of Reorganization and Merger, dated as of November 14, 2000, as amended on March 14, 2001, by and among Earlychildhood LLC ("Earlychildhood"), SmarterKids.com, Inc. ("SmarterKids"), LearningStar and S-E Educational Merger Corp., a wholly-owned subsidiary of LearningStar (the "Merger Agreement"), SmarterKids and Earlychildhood consummated the combination of their respective companies and each became a wholly owned subsidiary of LearningStar; and

     WHEREAS, effective as of the date hereof, LearningStar wishes to engage the services of Noyes on the terms described herein, and Noyes wishes to accept such engagement in exchange for the consideration provided herein;

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1.  Election as Chairman of the Board.  LearningStar agrees that it shall
         ---------------------------------
nominate and shall use its commercially reasonable best efforts to cause Noyes to be elected as chairman of LearningStar's Board of Directors (the "Chairman") as of the date of this Agreement. Noyes agrees to accept such appointment and to serve as Chairman of LearningStar until the earlier of (i) Noyes' resignation as Chairman, or (ii) Noyes' removal as Chairman by a vote of LearningStar's Board of Directors, in exchange for the compensation and benefits detailed in his Agreement, including without limitation Section 4.

     2. Employment. Effective as of the date hereof, LearningStar offers and
        -----------
Noyes accepts employment with LearningStar. LearningStar shall pay Noyes a base salary of $18,750 per month to be paid in accordance with the Company's normal payroll practice as may be modified from time to time. Noyes shall be eligible to participate in the Company's benefit programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of similar rank and tenure. Noyes' employment with LearningStar shall terminate on July 31, 2001.

     3. Lump Sum Payment and Accelerated Vesting. In exchange for Noyes'
        ----------------------------------------
execution of this Agreement and the promises contained herein, including, but not limited to, his agreement to provide services to LearningStar as an employee and Chairman, LearningStar agrees as follows:

        (a) LearningStar shall pay Noyes a gross lump sum payment of $250,000 on July 31, 2001 upon the parties' execution of a release in the form attached hereto as Exhibit A; and

        (b)  All options to purchase common stock of LearningStar
             ("LearningStar Options") held by Noyes as of the date of this Agreement shall be vested and immediately exercisable as of July 31, 2001. Noyes shall have until December 31, 2002 to exercise such LearningStar Options.

        (c) LearningStar's obligation to make payments under this Section 3(a) and to accelerate Noyes' options under Section 3(b) shall be contingent upon Noyes' compliance with his obligations under the Employee Nondisclosure and Developments Agreement between Noyes and Smarterkids.

    4. Indemnification. From the date of this Agreement up to and through
       ----------------
December 31, 2002, LearningStar agrees that if Noyes is made a party, or compelled to testify or otherwise participate in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that (i) he was a director or officer of SmarterKids (or any of its Subsidiaries) or (ii) he is or was Chairman or an employee of LearningStar, Noyes shall be indemnified by LearningStar to the fullest extent permitted under Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by LearningStar's certificate of incorporation or bylaws or resolutions of the LearningStar Board of Directors against all costs, expenses, liabilities, damages and losses reasonably incurred or suffered by Noyes in connection therewith, and such indemnification shall continue as to Noyes for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. LearningStar shall advance to Noyes all reasonable costs and expenses incurred by him in connection with a Proceeding within ten (10) days after receipt by LearningStar of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Noyes to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

    5.  Confidentiality and Noncompetition.
        -----------------------------------

   (a) For a period of five (5) years from the Termination Date, Noyes agrees not to use or disclose LearningStar's, SmarterKids' or Earlychildhood's trade secrets and confidential business information, and expressly acknowledges that this obligation survives the termination of his employment. Trade secrets and confidential business information include, without limitation, items such as business, marketing and sales plans and strategies; analyses of competition and competitors; pricing information (including profit margins, discounts, and pricing strategies); customer information (including the identity, addresses and phone numbers of existing or prospective customers, customer contacts, customer lists, profit margins for particular customers, customer data such as load profiles, customer contracts and terms such as pricing and expiration dates, and information about the particular desires and needs of customers); supply information (including equipment specifications and capabilities, production problems and progress, and terms such as payment, pricing and expiration dates), supply contracts, and the identity, addresses and phone numbers of key suppliers; specialized software and related applications and data; and employment information (including the identity and performance of key employees and salary history) (hereafter collectively "Proprietary Information").

   (b) Noyes agrees that during the period of his employment by LearningStar and for six (6) months thereafter, he shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, engage in any business or activity that is in competition with the products or services being planned, created, developed, manufactured, marketed, distributed or sold by LearningStar.

    6.  Arbitration. Any claim arising out of or relating to this Agreement will
        ------------
be subject to arbitration in Boston, Massachusetts, in accordance with the Federal Arbitration Act and the Employment Dispute rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

    7.  Excess Parachute Payment. Notwithstanding anything to the contrary in
        -------------------------
this Agreement, if the Company determines in its sole discretion after consultation with its tax and accounting advisors that Noyes is a Disqualified Individual (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) and that any portion of any payment or distribution by the

Company to or for the benefit of Noyes, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be an Excess Parachute Payment (as defined in Section 280G of the Code) but for the application of this sentence, then the amount of all such Payments otherwise payable to Noyes pursuant to this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any Payment, as so reduced, constitutes an Excess Parachute Payment. For purposes of this reduction, no portion of any Payment shall be taken into account to the extent that such Payment, in the opinion of the Company, after consultation with its tax and accounting advisors, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

    8. Entire Agreement. This Agreement constitutes the entire agreement between
       -----------------
Noyes and LearningStar with respect to the subject matter herein and supersedes all prior or concurrent arrangements, discussions, agreements or understandings between Noyes and the Company on the subject matters herein; provided, however, that nothing herein shall supercede the Employee Nondisclosure and Developments Agreement between Smarterkids and Noyes, which shall remain in full force and effect in accordance with its terms.

    9. Voiding of Change of Control Agreement. LearningStar and Noyes agree that
       ---------------------------------------
this Agreement shall supercede and void the Change of Control Agreement between Smarterkids.com and Noyes effective as of the date of execution of this Agreement.

    10.  Governing Law.  This Agreement shall be governed by the laws of the
         --------------
Commonwealth of Massachusetts without regard to principles of conflicts of law.

    11.  No Mitigation or Set Off.  The amounts payable to Noyes under this
         -------------------------
Agreement shall not be subject to set off or mitigation. No claim for failure to perform services under this Agreement shall relieve LearningStar of its obligations under Section 4 hereof.

    12. Waivers and Modifications. This Agreement may be modified, and the
        --------------------------
rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 12. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by LearningStar shall be effective without the consent of at least a majority of the members of the Board of Directors (excluding Noyes) then in office at the time of such modification or waiver.

    13.  Assignment.  Neither of the parties hereto shall, without the other
         -----------
parties' prior written consent, assign or transfer this Agreement or any rights or obligations hereunder. This Agreement shall be binding upon and inure to the benefit of LearningStar and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of LearningStar.

    14. Notice. Any notice, or other written communication to be given pursuant
        -------
to this Agreement for whatever reason shall be deemed duly given and received
(a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

     If to LearningStar:

          LearningStar Corp.
          2 Lower Ragsdale Drive, Suite 200
          Monterey, California 93940
          Attn:  Board of Directors

     with a copy to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California 90071
          Attn: Jeffrey L. Kateman, Esq.

     If to Noyes:

          237 Varick Road
          Newton, MA 02468

               and

     with a copy to:

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, Massachusetts 02110
          Attn:  Gordon H. Hayes, Jr., Esq.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                              LEARNINGSTAR CORP.


                              By:  /s/ Ronald Elliott
                                 ---------------------------
                                 Name  Ronald Elliott
                                        --------------------
                                 Title:
                                        --------------------



                               /s/ Al Noyes
                              ------------------------------
                              Al Noyes

                                   EXHIBIT A
                                   ---------

                                    RELEASE
                                    -------


       This RELEASE (the "Release") dated this ___ day of ________, by and between Al Noyes ("Noyes") and LearningStar Corp. (the "Company").

       WHEREAS, Noyes and the Company entered into a Retention Agreement dated April 30, 2001; and

       WHEREAS, Section 3 of the Retention Agreement provides that Noyes shall execute and deliver the following release in consideration for the payments set forth therein;

       NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

       1. LUMP SUM PAYMENT AND ACCELERATED VESTING.  Upon expiration of the
          -----------------------------------------
seven (7) day revocation period described in Section 2(b) below, the Company agrees as follows:

          (a) LearningStar shall pay Noyes a gross lump sum payment of $250,000 on July 31, 2001; and

          (b) All options to purchase common stock of LearningStar ("LearningStar Options") held by Noyes shall be vested and immediately exercisable as of July 31, 2001. Noyes shall have until December 31, 2002 to exercise such LearningStar Options.

       2.   RELEASE.
            -------

    (a) Noyes hereby releases, discharges and covenants not to sue
LearningStar, SmarterKids, Earlychildhood or, as applicable, their respective divisions, subsidiaries, parent(s), affiliated corporations, partnerships or limited liability companies, past and present, and each of them, as well as their directors, officers, shareholders, members, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, "Releasees") from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, obligations, agreements, promises, debts, damages, judgments, rights and demands, whether existing or contingent, known or unknown, including, but not limited to: (i) any and all claims arising out of or in connection with Noyes's employment, change in employment status and/or termination of employment from LearningStar; (ii) any and all claims based on any federal, state or local law, constitution or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, creed, religion, sex, sexual harassment, sexual orientation, national origin, ancestry and disability; and/or (iii) any and all claims arising out of or in connection with any contract, whether oral or written, express or implied, any tort, and/or any other statutory or common law claim of any nature whatsoever. This provision is intended by the parties hereto to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that Noyes has, may have or has had against the Releasees prior to the date of execution of this Release.

     (b) Since Noyes is 40 years of age or older, he has been informed that he has or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the "ADEA"), and he agrees and understands that: (i) in consideration for the payments described in Section 3, he specifically waives his rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Release is executed; (ii) he is advised of his right to consult with an attorney of his choice or any other person of his choosing prior to executing this Release and that he has not been subject to any undue or improper influence interfering with the exercise of his free will in deciding whether to execute this Release; and (iii) he is hereby informed that he has at least 21 days from the date he is presented with this Release within which to consider the terms of this Release, and seven days after execution of this Agreement within which to revoke this Agreement.


       3.  GOVERNING LAW:  This Agreement shall be governed by and construed
           --------------
in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.


IN WITNESS WHEREOF, the parties hereto have caused this Release to be executed as of the date set forth above.

                              LEARNINGSTAR CORP.


                              By:
                                 ----------------------------
                                 Name
                                        ---------------------
                                 Title:
                                        ---------------------




                              -------------------------------
                              Al Noyes